Materials Prepared for The Special Committee of The Board of Directors




BACK BAY
[LOGO]
RESTAURANT
GROUP, INC.


Back Bay Restaurant Group


December 2, 1998

Preface

This report has been prepared by Schroder & Co. Inc. ("Schroders") for the Special Committee of the Board of Directors of Back Bay Restaurant Group ("Back Bay" or the "Company") in connection with Schroders' opinion (the "Opinion") as to the fairness, from a financial point of view, of the consideration to be received by the public stockholders of the Company other than Charles F. Sarkis, The Westwood Group, or Back Bay's management (the "Transaction Consideration"), in the acquisition by SRC Holdings, Inc., a company formed by Charles F. Sarkis and certain members of Back Bay's management (the "Acquiror"), of all of the outstanding shares of Common Stock of Back Bay it does not currently own (the "Transaction"). This report and the Opinion are for the information of the Special Committee of the Board of Directors of the Company solely for its use in evaluating the fairness from a financial point of view of the Transaction Consideration and may not be used for any other purpose or referred to without our prior written consent.

The Opinion does not constitute a recommendation as to any action the Special Committee of the Board of Directors of the Company or any stockholder of the Company should take in connection with the Transaction or any aspect thereof. In rendering the Opinion, we have not been engaged as an agent or fiduciary of the Company's stockholders or of any other third party. The Opinion relates solely to the fairness from a financial point of view of the Transaction Consideration. We express no opinion as to the structure, terms or effect of any other aspect of the Transaction or as to the merits of the underlying decision by the Company to engage in the Transaction.

In rendering the Opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by Back Bay or obtained by us from other sources, and upon the assurance of Back Bay's management that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have not independently verified such information, undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of Back Bay, or been furnished with any such appraisals. With respect to financial forecasts for Back Bay, we have been advised by Back Bay, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect Back Bay management's currently available estimates and judgment as to the expected future financial performance of Back Bay.

We have reviewed various analytical methodologies for their applicability to the evaluation of the fairness, from a financial point of view, of the Transaction Consideration; we believe that the analytical methodologies contained herein are the relevant methodologies for such evaluation. Our conclusion is based on all the analyses and factors presented herein taken as a whole and also on application of our experience and judgment. Such conclusion may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the material that follows. Our only opinion is the formal written opinion that we have expressed as to the fairness from a financial point of view of the Transaction Consideration. The Opinion, the analyses contained herein and all conclusions drawn from such analyses are necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of this presentation, and on information available to us as of the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to our attention after the date hereof unless specifically requested to do so.

Contents

Transaction Overview                                              I
Overview of Financials                                            II
Stock Price Performance                                           III
Valuation Analysis                                                IV
Recommendation                                                    V

Appendices

Schroder & Co. Inc. Fairness Opinion Letter                       A
Selected Comparable Mergers and Acquisitions Analysis             B
Comparable Company Analysis                                       C
Discounted Cash Flow Analysis                                     D
Leveraged Buyout Analysis                                         E

Section I


Transaction Summary

Schroders Role


Transaction Overview



[bullet] Acted as financial advisor to the Company, April 1997 to May 1998

[bullet] Acted as financial advisor to the Special Committee, May 1998 to present

[bullet] Reviewed historical and projected financial data

[bullet] Performed due diligence, including meeting with management and visiting restaurants

[bullet] Performed numerous investment banking valuation analyses

[bullet] Led negotiations of Transaction

[bullet] Reviewed documentation

Review of
Schroders'
Engagement


 Transaction Overview

----------------------------------------------------------------------------------------------------------------------
      Date                    Event                                                Description
----------------------------------------------------------------------------------------------------------------------
April 22, 1997        Schroders engaged by Back Bay        Assist the Company in examining strategic alternatives: (i)
                                                           the acquisition of other restaurant groups; (ii) a
                                                           recapitalization; (iii) a sale; and (iv) a management
                                                           buyout
April 7, 1998         Charles F. Sarkis reveals his        Schroders informed Charles F. Sarkis to advise the Board
                      intentions for a management          of Directors of his intentions and seek authority to
                      buyout                               proceed.
June 2                Schroders engaged by the Special     Schroders presented its credentials to the Special
                      Committee                            Committee who then decided to engage Schroders to
                                                           represent them in the Transaction.
June 23               Schroders Presentation to the        Schroders recommended to sell the Company in order to
                      Special Committee                    maximize shareholder value. Indicated Mr.Sarkis as the
                                                           best buyer. Also provided a preliminary valuation range of probably $10-$12 per share.
August 5              Charles F. Sarkis Presentation to    Mr. Sarkis presented historical performance and
                      the Special Committee                projections and informed the Special Committee that he
                                                           was interested in making an offer for Back Bay. Informal
                                                           exclusivity period, until September, given to Mr. Sarkis
                                                           to present a firm offer.
September 25          Initial informal offer               Schroders received informal initial offer of $9.50 per
                                                           share. Schroders indicated its reservations for the offer
                                                           price and suggested additional structural changes to the
                                                           proposal.
October 19            Schroders and the Special            The purchase price had not been increased from the last
                      Committee receive formal offer       meeting but the proposal did reflect all the structural
                                                           changes recommended by Schroders.
October 21            Presentation to the Special          Schroders updated the Special Committee on the current
                      Committee                            market conditions and reviewed the proposal following
                                                           management's formal presentation.
----------------------------------------------------------------------------------------------------------------------




                                                                               2




Review of
Schroders'
Engagement


Transaction Overview (continued)


----------------------------------------------------------------------------------------------------------------------
      Date                    Event                                                Description
----------------------------------------------------------------------------------------------------------------------
October 23            Conference Call                      Negotiating session with Mr. Sarkis' advisors.

October 26            Revised Offer Received               Buyer's advisors circulated a revised offer of $10.00 per
                                                           share after Schroders' indication of the original offer
                                                           being unacceptable.

October 28            Conference Call                      Special Committee discussed the revised offer dated
                                                           October 26.

October 30            Revised Offer Received               Schroders negotiated with the Buyer for a price of $10.25
                                                           per share. A number of terms remained unsettled. The
                                                           Special Committee authorized its representatives to
                                                           negotiate on that basis.

November 25/27/30     Special Committee Meetings           Special Committee negotiated remaining terms.

December 2            Special Committee Meeting            Schroders delivered its fairness opinion to the Special
                                                           Committee.
----------------------------------------------------------------------------------------------------------------------


Key Terms of
the Merger
Agreement


Transaction Overview



[bullet] $10.25 in cash

[bullet] Fully financed offer

         [diamond] Senior debt financing from FINOVA
         [diamond] Mezzanine financing from DDJ Capital Management

[bullet] Break-up fee of $2.5 million ($0.62 per share), representing 6.5% of the fully diluted equity value

[bullet] No shop provision

[bullet] Fiduciary out for the Board of Directors

[bullet] Requires approval of over 50% of the unaffiliated shareholders

Ownership
Structure



Transaction Overview


------------------------------------------------------------------------------------------------------------------------------------
                                             Shares                       Options                            Total
                                   -------------------------------------------------------------------------------------------------
   ($ in thousands)                  Amount          Value *        Amount        Value *       Amount        Value *           %
------------------------------------------------------------------------------------------------------------------------------------
Shareholders Not Tendering
Mr. Sarkis and affiliates           884,184            9,063         92,500           549       976,684         9,611         24.4%
Participating Management              5,500               56        198,415         1,177       203,915         1,233          5.1%
                                 ----------           ------        -------       -------     ---------       -------        -----
Sub-total                           889,684            9,119        290,915         1,725     1,180,599        10,844         29.5%

Shareholders Tendering
Finneran                            782,486            8,020              0             0       782,486         8,020         19.6%
Other Public Shareholders         1,788,239           18,329              0             0     1,788,239        18,329         44.7%
Other Management                          0                0        248,852         1,476       248,852         1,476          6.2%
                                 ----------           ------        -------       -------     ---------       -------        -----
Sub-total                         2,570,725           26,349        248,852         1,476     2,819,577        27,825         70.5%

------------------------------------------------------------------------------------------------------------------------------------
Total                             3,460,409           35,469        539,767         3,201     4,000,176        38,669         100.0%
------------------------------------------------------------------------------------------------------------------------------------


----------------
* Options have an average exercise price of $4.32

Implied
Enterprise
Value



Transaction Overview


--------------------------------------------------------------------------
                  Back Bay Enterprise Value
--------------------------------------------------------------------------
($ in millions except share and option price)
Shares Outstanding                                            3,460,409
Stock Price                                                      $10.25
                                                              ---------
                                                                  $35.5
In the Money Options                                            539,767
Net Option  Price  (stock  price - option  exercise price)        $5.93
                                                              ---------
                                                                   $3.2
                                                              ---------
Equity Value                                                      $38.7
Debt and Other
   Bank debt & other liabilities                                   $4.0
   Cash & cash equivalents                                         (0.3)
   Sellers' Transaction Fees                                        1.0
                                                              ---------
        Total Debt and Other                                       $4.7

--------------------------------------------------------------------------
Total Enterprise Value                                            $43.3
--------------------------------------------------------------------------

Multiples
Implied by the
Offer



Transaction Overview



   -----------------------------------------------------------------------------
                            Purchase Price Multiples
                            ($10.25 per Share Price)
   -----------------------------------------------------------------------------
                                             LTM           1998E        1999P

    Purchase Price / Net Income             15.3x          16.3x        10.0x

    EV / Net Sales                           0.4x           0.4x         0.4x

    EV / EBITDA                              5.3x           5.0x         4.1x

    EV / EBIT                               10.6x          10.0x         6.9x

    Purchase Price / Book Value              1.3x           -            -

   -----------------------------------------------------------------------------

Premium
Analysis



Transaction Overview



[bullet] The $10.25 cash price to be paid to Back Bay's stockholders in the Proposed Transaction represents a significant premium over Back Bay's current and recent share prices.


--------------------------------------------------------------------------------
            Proposed Transaction's Premium to Back Bay's Stock Price
--------------------------------------------------------------------------------
   Period to December 1, 1998             Back Bay            $10.25 Proposal
                                         Stock Price              Premium
One Day                                    $8.75                    17%
Average last trade - One Month             $8.64                    19%
Average last trade - Three Months          $7.60                    35%
Average last trade - Six Months            $7.62                    35%
Average last trade - Twelve Months         $7.11                    44%
--------------------------------------------------------------------------------

Section II


Overview of Financials

Segment
Overview



Overview of Financials

--------------------------------------------------------------------------------
                1998E Sales                    1998E Store EBITDA
--------------------------------------------------------------------------------
             Other        27%                    Other         22%
             Papa Razzi   34%                    Papa Razzi    31%
             Joe's        39%                    Joe's         47%


-------------------------------------------------------------------------------
         1998E ($ in 000s)        Units       Sales        EBITDA       Margin
-------------------------------------------------------------------------------
 Joe's                             10        $38,676        $8,150        21.1%
 Papa.Razzi                        14         33,965         5,455        16.1%
 Other                             10         26,560         3,816        14.4%
 Unallocated Store Costs            -              -        (3,591)      (3.6%)
                                                            ------       -----
 Store EBITDA                       -              -        13,830        13.9%
 Corporate G&A                      -              -        (5,200)       (5.2%)
-------------------------------------------------------------------------------
 Total                             34        $99,201        $8,630         8.7%
-------------------------------------------------------------------------------

Historical
Results and
Projections



Overview of Financials


----------------------------------------------------------------------------------------------------------------
                       1993A    1994A      1995A       1996A      1997A       1998E(1)    1999P(1)    2000P(1)
----------------------------------------------------------------------------------------------------------------
No. Units               27       32          33          34         34          34          36           37

Sales                  $74.2    $85.8       $93.5       $87.8      $94.9       $99.2      $111.3       $114.4
   Growth                  -     15.6%        9.0%       (6.1%)      8.1%        4.5%       12.2%         2.8%

EBITDA                   8.6      5.5         0.9         5.5        7.6         8.6        10.6         11.0
   Margin               11.6%     6.4%        0.9%        6.2%       8.0%        8.7%        9.5%         9.6%

EBIT                     4.6      1.0        (4.0)        1.5        3.3         4.3         6.2          6.8
   Margin                6.2%     1.2%       (4.3%)       1.7%       3.5%        4.4%        5.6%         5.9%

Net Income              $3.5     $0.5       ($2.8)       $0.5       $1.7        $2.4        $3.9         $4.4
----------------------------------------------------------------------------------------------------------------



-------------------
(1) Base case projections for years 1998-2000.

Key Projection
Assumptions




Overview of Financials



[bullet] Same store sales growth of 3.9% in 1999 and approximately 1.0% going forward

     [diamond] Papa.Razzi 1999 sales growth of 2.1% in 1999 and 0.9% thereafter

     [diamond] Joe's 1999 sales growth of 2.2% in 1999 and 1.0% thereafter

     [diamond] American sales growth of 4.4% in 1999, 3.1% in 2000 and 1.2% thereafter

[bullet] Margins remain constant for the existing stores

[bullet] New store openings:

     [diamond] In 1999, the Rye Steakhouse and the East Coast Grill, both with unit sales of approximately $3.0 million and 17.5% EBITDA margin

     [diamond] Thereafter, one Joe's per year modeled after Joe's Fairfield
               ($1.75 million in unit sales, 18% EBITDA margin and 1.0% sales growth)

[bullet] Capital cost for the new stores is expected to be $2.0 million per unit

Base Case
Assumptions



Overview of Financials


-----------------------------------------------------------------------------------------------------
                                     1998E         1999E          2000E          2001E          2002E
-----------------------------------------------------------------------------------------------------
Number of Units
     Italian                           14            14             14             14             14
     American excl.  Joe's             10            11             11             11             11
     Joe's                             10            11             12             13             14
                                     ------        ------         ------         ------        -------
     Total                             34            36             37             38             39

Average Unit Sales
     Italian                         $2,426        $2,478         $2,500         $2,522        $2,545
     American excl.  Joe's            3,048         3,263          3,364          3,405         3,445
     Joe's                            3,998         3,699          3,533          3,485         3,446
                                     ------        ------         ------         ------        -------
     Total                           $3,071        $3,091         $3,092         $3,107        $3,122

Average Unit Sales Growth
     Italian                           1.7%          2.1%           0.9%           0.9%          0.9%
     American excl.  Joe's            16.2%          7.1%           3.1%           1.2%          1.2%
     Joe's                             6.3%        (7.5%)         (4.5%)         (1.4%)        (1.1%)
                                     ------        ------         ------         ------        -------
     Total                             9.9%          0.6%           0.0%           0.5%          0.5%
-----------------------------------------------------------------------------------------------------

Base Case
Assumptions
(continued)




Overview of Financials


-----------------------------------------------------------------------------------------------------
                                     1998E         1999E          2000E          2001E          2002E
-----------------------------------------------------------------------------------------------------
Sales
     Italian                        $33,965        $34,689       $34,998       $35,311       $35,626
     American excl.  Joe's           26,560         35,894        37,004        37,450        37,899
     Joe's                           38,676         40,686        42,393        45,303        48,243
                                    -------        -------       -------       -------       -------
     Total                          $99,201       $111,269      $114,394      $118,064      $121,768

Restaurant EBITDA
     Italian                         $5,455         $5,569        $5,615        $5,663        $5,711
     American excl.  Joe's            3,816          5,520         5,818         5,892         5,967
     Joe's                            8,150          8,807         9,118         9,666        10,153
     Restaurant G&A                 (3,591)        (4,028)       (4,141)       (4,274)       (4,408)
                                    -------        -------       -------       -------       -------
     Total                          $13,830        $15,868       $16,411       $16,947       $17,423

Restaurant EBITDA Margins
     Italian                          16.1%          16.1%         16.0%         16.0%         16.0%
     American excl.  Joe's            14.4%          15.4%         15.7%         15.7%         15.7%
     Joe's                            21.1%          21.6%         21.5%         21.3%         21.0%
                                    -------        -------       -------       -------       -------
     Total                            13.9%          14.3%         14.3%         14.4%         14.3%
---------------------------------------------------------------------------------------------------------


Financial
Projections




Overview of Financials


----------------------------------------------------------------------------------------------
                     1999E            2000E         2001E          2002E           CAGR
----------------------------------------------------------------------------------------------
Revenue             $111,269        $114,394       $118,064       $121,76          3.1%

EBITDA                10,564          11,001         11,428          11,7          3.7%

   % Margin              9.5%            9.6%           9.7%          9.7%

EBIT                   6,245           6,794          7,042          7,32          5.4%

   % Margin              5.6%            5.9%           6.0%          6.0%

Capital               (3,900)         (3,900)        (3,800)       (4,040)         1.2%
Expenditures


Working Capital          904             231            315           315        (29.6%)
Requirements
----------------------------------------------------------------------------------------------

Section III


Stock Price Performance

Stock Price and
Volume





Stock Price Performance


--------------------------------------------------------------------------------
                       March 13, 1992 to December 31, 1997
--------------------------------------------------------------------------------


[Tabular representation of line chart]



                 3/13/92     5/11/93     7/08/94     9/05/95     10/30/96     12/29/97
                 ------      -------     -------     -------     --------     --------
Stock Price      $18.5000    $14.6250    $12.5000    $3.8125     $3.2500      $5.6250
Volume             1069.9          20        68.6      423.6           2          0.2


Stock Price and
Volume





Stock Price Performance


--------------------------------------------------------------------------------
                       January 2, 1998 to December 1, 1998
--------------------------------------------------------------------------------


[Tabular representation of line chart]



                 1/02/98     2/27/98     4/23/98     6/17/98     8/11/98     10/05/98     11/27/98
                 -------     -------     -------     -------     -------     --------     ---------
Stock Price      $5.75       $6.25       $8.5        $7.375      $7.5        $   7        $  9
Volume               0         9.6        5.6          12.6       9.6         13.3         2.5


Stock Price
Distribution




Stock Price Performance


--------------------------------------------------------------------------------
                                Last Three Years
--------------------------------------------------------------------------------

                                last three years


[Tabular representation of bar chart]



                                $2.50 - $6.00     $6.00 - $7.00     $7.00 - $8.00     $8.00 - $9.00     $9.00 - $9.50
                                -------------     -------------     -------------     -------------     -------------
Stock Price Distribution           38.8%              21.1%             26.5%             13.1%              0.5%
Volume                            1,485                809             1,014               502                19


Stock Price
Distribution




Stock Price Performance


--------------------------------------------------------------------------------
                                  Last One Year
--------------------------------------------------------------------------------

                                 last one year


[Tabular representation of bar chart]



                                $4.50 - $6.00     $6.00 - $7.00     $7.00 - $8.00     $8.00 - $9.00     $9.00 - $9.50
                                -------------     -------------     -------------     -------------     -------------
Stock Price Distribution           9.9%               21.2%             46.4%             21.4%              1.1%
Volume                             180                 384               839               388                19


Section IV


Valuation Analysis

Overview





Valuation Analysis



[bullet] Schroders has prepared an independent valuation of Back Bay relying primarily on three alternative approaches.

         [diamond] Comparable Acquisition Analysis

         [diamond] Comparable Company Analysis

         [diamond] Discounted Cash Flow ("DCF") Analysis

[bullet] Schroders also performed a Leveraged Buyout ("LBO") Analysis.

Qualitative
Valuation
Considerations





Valuation Analysis


As previously discussed with the Special Committee, Back Bay's valuation should be at or below the low end of the valuation range implied by comparable companies:

[bullet] Multiple concepts limit Company's value

[bullet] Poor operating statistics when compared to comparables

[bullet] Historical earnings extremely volatile

[bullet] Historical growth more from margin recovery than top line growth

[bullet] Micro capitalization limits liquidity

[bullet] Financial projections uncertain

Valuation
Analysis
Summary





Valuation Analysis



-------------------------------------------------------------------------------------------------------------
                                                            Equity Value per         Best
                  Methodology                                    Share           Comparable         Average
-------------------------------------------------------------------------------------------------------------
Comparable M&A Transactions                                  $7.44 to $14.44        $9.91            $11.77

Comparable Publicly Traded Companies                         $4.81 to $17.11        $6.10            $10.39

Comparable Publicly Traded Companies with 30% Premium        $6.25 to $22.24        $7.93            $13.51

Discounted Cash Flow Analysis                                $9.91 to $13.56

-------------------------------------------------------------------------------------------------------------

Comparable
M&A
Transactions






Valuation Analysis



-------------------------------------------------------------------------------------------------------------------
                                             Enterprise       LTM EBITDA        Implied Back      Implied Share
         Target / Acquirer                      Value          Multiple            Bay EV             Price
-------------------------------------------------------------------------------------------------------------------
Tony Roma's/Investor Group *                    $117.5           7.3 x             60.1               14.44
Pollo Tropical/Carrols Corp                       88.3           6.8 x             56.0               13.41
Bertucci's/NE Restaurant Corp.                   101.7           6.5 x             53.5               12.80
Perkins Family Rest./Restaurant Co.              215.0           6.3 x             51.9               12.38
Bugaboo Creek Steak/Longhorn Steaks               57.1           6.1 x             50.2               11.97
Charlie Brown's/Castle Harlan *                   51.0           6.0 x             49.4               11.77
-------------------------------------------------------------------------------------------------------------------
Houlihan's/Hampstead Group                       123.4           5.1 x             42.0                9.91
-------------------------------------------------------------------------------------------------------------------
Black-eyed Pea/DenAmerica *                       66.8           3.9 x             32.1                7.44

-------------------------------------------------------------------------------------------------------------------
Average                                                          6.0 x             49.4               11.77

Range                                                       3.9 x - 7.3 x      $32.1 - $60.1      $7.44 - $14.44
-------------------------------------------------------------------------------------------------------------------


--------------
* Schroders advised the seller

Comparable
Company
Analysis






Valuation Analysis


-----------------------------------------------------------------------------------------------------
  Company        Enterprise      98E EBITDA      Implied Back      Implied Back      Share Price
                 Value (EV)       Multiple          Bay EV           Bay Share         with 30%
                                                                       Price           Premium
-----------------------------------------------------------------------------------------------------
Il Fornaio          $29.6            3.1 x          $26.8             $6.10              $7.93
-----------------------------------------------------------------------------------------------------
Landry's            230.3            3.1 x           26.8              6.10               7.93
Logan's             154.2            8.2 x           70.8             17.11              22.24
Roadhouse
Lone Star           194.6            2.5 x           21.6              4.81               6.25
Morton's            160.1            6.4 x           55.2             13.22              17.19
O' Charley's        254.5            7.2 x           62.1             14.95              19.43
Rainforest          156.9            4.1 x           35.4              8.26              10.74
Cafe
Rare                198.6            5.3 x           45.7             10.85              14.10
Hospitality
Taco Cabana         122.1            5.9 x           50.9             12.14              15.79

-----------------------------------------------------------------------------------------------------
Average                              5.1 x          $43.9              $10.39           $13.51

Range                         2.5 x - 8.2 x    $21.6 - $70.8    $4.81 - $17.11     $6.25 - $22.24
-----------------------------------------------------------------------------------------------------

P/E Premium
Analysis






Valuation Analysis



[bullet] The Transaction values Back Bay at a 1998E P/E of 16.3x which represents the following premiums (discounts) to each of the comparable companies.


          ------------------------------------------------
                                           Premium /
           Company        1998E P/E       (Discount)
          Il Fornaio       13.3 x           22.6%
          ------------------------------------------------
          Landry's          7.5 x          117.3%
          Logan's          16.6 x           (1.8%)
          Roadhouse
          Lone Star         9.5 x           71.6%
          Morton's         12.2 x           33.6%
          O' Charley's     16.2 x            0.6%
          Rainforest       10.6 x           53.8%
          Cafe
          Rare             14.4 x           13.2%
          Hospitality
          Taco Cabana      10.0 x           63.0%
          ------------------------------------------------
          Average          12.3 x           33.0%
          ------------------------------------------------

Discounted
Cash Flow
Analysis:
WACC





Valuation Analysis



[bullet] Equity risk premiums estimated at 13.5%

         [diamond] Represents 500 bps spread over recent high yield spread of 850 bps over comparable treasuries

         [diamond] Risk premium consistent with risk inherent in small capitalization restaurant companies

[bullet] Assumed an optimal debt to equity ratio of roughly between 0.0x and 1.0x

         [diamond] Small capitalization companies do not own much debt

         [diamond] Public comparables have an average net debt to market capitalization ratio of 6.5%


                    Weighted Average Cost of Capital (WACC)
------------------------------------------------------------------------------------------------
   Debt/    Unlevered   Relevered   Risk Free    Risk         Cost of     After-tax
  Equity      Beta        Beta        Rate      Premium       Equity     Cost of Debt     WACC
------------------------------------------------------------------------------------------------
   0.00       1.04        1.04        5.6%        13.5%       19.6%         5.1%           19.6%

   0.50       1.04        1.35        5.6%        13.5%       23.8%         5.1%           17.6%

   1.00       1.04        1.66        5.6%        13.5%       28.0%         5.1%           16.5%

------------------------------------------------------------------------------------------------

Discounted
Cash Flow
Analysis







Valuation Analysis



[bullet]  Below is the range of equity values derived from the DCF analysis:

-----------------------------------------------------------------
                   16.0%            17.0%            18.0%
-----------------------------------------------------------------
    5.0x          $10.69           $10.29            $9.91
-----------------------------------------------------------------
    6.0x           12.12            11.67            11.23
-----------------------------------------------------------------
    7.0x           13.56            13.04            12.55
-----------------------------------------------------------------


Note: The low enterprise value corresponds to an EBITDA multiple of 5.0x and a discount rate of 18.0%.
      The high enterprise value corresponds to an EBITDA multiple of 7.0x and a discount rate of 16.0%.

Leveraged
Buyout
Analysis





Valuation Analysis



[bullet] Without increase in rent payment, a third party could pay up to $10.25 per share and still receive a rate of return of approximately 35%.

[bullet] With a $500,000 per year increase in rent to market, we believe a third party would only pay up to $9.60 per share, to ensure an IRR above 30%.

[bullet] Assumptions include:

[diamond] Management base case projections

[diamond] Traditional LBO structure with a leverage ratio (debt to EBITDA) of 4.0x

[diamond] 3.0x senior debt leverage and 1.0x mezzanine leverage

[diamond] Mezzanine debt with a current coupon of 12.5% and 7% warrants

[diamond] Management options for 10% of Back Bay

Section V


Recommendation

Recommendation



It is our opinion, as investment bankers, that, as of this date, the Transaction Consideration is fair from a financial point of view to the independent shareholders of the Company.








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